UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR 12(G) OF THE
SECURITIES EXCHANGE ACT OF 1934

ASK JEEVES, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3334199
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

555 12th Street, Suite 500, Oakland, CA	94607
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☒

Securities Act registration statement file number to which this form relates:  Not Applicable

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Not Applicable	Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of class)

AMENDMENT NO. 2 TO FORM 8-A

We hereby amend the following items, exhibits or other portions of our Form 8-A filed on May 10, 2001, and our related form 8-A/A filed on March 24, 2005, related to our Rights Agreement, as set forth below.

Item 1.  Description of Registrant’s Securities to be Registered.

On September 1, 2001, Ask Jeeves, Inc. (the “Company”), Fleet National Bank, N.A. and EquiServe Trust Company, N.A. executed an amendment (the “First Amendment”) to the Company’s Rights Agreement dated April 26, 2001 (the ”Rights Agreement”).  The First Amendment appointed EquiServe Trust Company, N.A. as Rights Agent (the “Rights Agent”) to replace Fleet National Bank, N.A.  Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement.

On March 21, 2005, the Company, IAC/Interactive Corp., a Delaware corporation (“IAC”), and AJI Acquisition Corp., a Delaware corporation and wholly owned subsidiary of IAC (“Merger Sub”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which, subject to satisfaction or waiver of the conditions therein, Merger Sub will merge with and into Ask Jeeves (the “Merger”).  As a result of the Merger, Ask Jeeves will become a wholly owned subsidiary of IAC.

On March 22, 2005, in connection with the Merger Agreement, the Company and the Rights Agent entered into the Second Rights Agreement Amendment (the “Second Amendment”).  The Second Amendment amends the Rights Agreement to provide that for so long as the Merger Agreement is in full force and effect, the execution or delivery of the Merger Agreement and the public announcement and consummation of the transactions contemplated by the Merger Agreement will not cause:

•                  the Rights to become exercisable under the Rights Agreement,

•                  IAC or Merger Sub or any of their affiliates to be deemed an Acquiring Person, or

•                  the Distribution Date or the Share Acquisition Date to occur.

In connection with the Merger Agreement, the Company and the Rights Agent entered into the Third Rights Agreement Amendment dated July 11, 2005 (the “Third Amendment” and, together with the First and Second Amendments, the “Amendments”).  The Third Amendment amends the Rights Agreement to provide that the Rights Agreement shall automatically terminate, and the Rights shall expire and no longer be outstanding immediately at, and conditional upon, the Effective Time of the Merger.

Section 27 of the Rights Agreement provides that prior to a Distribution Date, the Company may supplement or amend the Rights Agreement in any respect without the consent of the holders of the Rights.

The Rights Agreement (including the form of the Rights Certificate), the First Amendment, the Second Amendment, and the Third Amendment are attached hereto as Exhibits 4.1., 4.2, 4.3, and 4.4 respectively, and are incorporated herein by reference.  The foregoing description of the Rights Agreement and the Amendments does not purport to describe all terms and conditions thereof and is expressly qualified in its entirety by reference to the specific text of the Rights Agreement and the respective Amendments.

Item 2.  Exhibits.

Exhibit	Description

4.1	Rights Agreement dated as of April 26, 2001 (incorporated by reference to Exhibit 4.1 to Ask Jeeves, Inc.’s Current Report on Form 8-K filed on May 10, 2001).

4.2	First Amendment to Rights Agreement, dated as of September 1, 2001 (incorporated by reference to Exhibit 4.2 to Ask Jeeves, Inc.’s Registration Statement on Form 8-A/A filed on March 24, 2005).

4.3	Second Amendment to Rights Agreement, dated as of March 22, 2005 (incorporated by reference to Exhibit 4.1 to Ask Jeeves, Inc.’s Current Report on Form 8-K filed on March 23, 2005).

4.4	Third Amendment to Rights Agreement, dated as of July 11, 2005.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 11, 2005	ASK JEEVES, INC.

	By:	/s/ Brett M. Robertson
		Name:	Brett M. Robertson
		Title:	EVP, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description

4.1	Rights Agreement dated as of April 26, 2001 (incorporated by reference to Exhibit 4.1 to Ask Jeeves, Inc.’s Current Report on Form 8-K filed on May 10, 2001).

4.2	First Amendment to Rights Agreement, dated as of September 1, 2001 (incorporated by reference to Exhibit 4.2 to Ask Jeeves, Inc.’s Registration Statement on Form 8-A/A filed on March 24, 2005).

4.3	Second Amendment to Rights Agreement, dated as of March 22, 2005 (incorporated by reference to Exhibit 4.1 to Ask Jeeves, Inc.’s Current Report on Form 8-K filed on March 23, 2005).

4.4	Third Amendment to Rights Agreement, dated as of July 11, 2005.